                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

     This Amendment No. 1 to Asset Purchase Agreement ("Amendment") is by and among CJC Holdings, Inc., a Texas corporation ("Seller"), CJC North America, Inc., a Delaware corporation and wholly-owned subsidiary of Seller ("CJCNA"), and Scholastic Brands, Inc. (formerly known as Class Rings, Inc.), a Delaware corporation ("Buyer").

     The parties hereto constitute all of the parties to that certain Asset Purchase Agreement ("Agreement") dated May 20, 1996, setting forth the terms and conditions upon which (i) Seller and CJCNA agreed to sell to Buyer, and Buyer agreed to purchase from Seller and CJCNA, substantially all of the properties and assets of Seller and CJCNA associated with Seller's Class Ring Division and substantially all of the rights, claims and contracts constituting the class ring business of Seller and CJCNA, and (ii) Buyer agreed to assume certain liabilities of Seller and CJCNA associated with the Business, all upon the terms and subject to the conditions set forth in the Agreement. All terms not otherwise defined herein shall have the meanings given to them in the Agreement. Pursuant to Section 10.11 of the Agreement, the parties hereby amend the Agreement, as follows:

1.   Assets Transferred; Excluded Assets. Item (xiii) of clause (a) of Section
     1.1 of the Agreement is hereby amended in its entirety to read as follows:

          "all of the capital stock (the "Stock") owned by Seller in each of the Subsidiaries lised on Schedule 1.1(a)(xiii) hereto other than CJCNA, CJC Licensing Corporation and CJC Investment Corporation;"

     Item (vii) of clause (c) of Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

          ", all of the issued and outstanding capital stock of CJCNA, all of the issued and outstanding capital stock of CJC Investment Corporation, a Delaware corporation and wholly-owned subsidiary of Seller, and all of the issued and outstanding capital stock of CJC Licensing Corporation, a Delaware corporation and wholly-owned subsidiary of CJC Investment Corporation;"

2. Purchase Price. The Purchase Price is reduced by five million dollars and the amount "Ninety-Seven Million Eight Hundred Thousand Dollars ($97,800,000.00)" shall be substituted for the amount "One Hundred Two Million, Eight Hundred Thousand Dollars ($102,800,000.00)" where the later amount occurs in clauses (a) and (y) of Section 1.4 of the

     Agreement, and the amount "$97,800,000.00" shall be substituted for the amount "$102,800,000.00" in clause (a) of Section 2.3 of the Agreement.

3. T&C Agreement. The date "January 31, 1997" is substituted for the date "July 31, 1996" in Section 5.13 of the Agreement. Pursuant to Section 5.13 of the Agreement, Seller and CJCNA consent to the Proposal attached hereto as Exhibit "A" constituting the form of amendment to the T&C Agreement. Seller hereby waives its right to terminate the Agreement pursuant to
     Section 5.13 of the Agreement only with respect to the Proposal attached as Exhibit A hereto.

4. ArtCarved License Agreement. Buyer acknowledges that Seller has sold its Bridal Division pursuant to asset purchase agreements with The J.T. Waugh Company and JTW Industries, Inc. In connection therewith, Seller entered into a Trademark License Agreement ("License Agreement"), a Noncompetition Agreement ("Noncompetition Agreement") and a Transition Services Agreement ("Services Agreement" and collectively with the Licenses Agreement and the Noncompetition Agreement, the "JTW Agreements"). The parties to the Agreement hereby agree that:

     a. The JTW Agreements shall be included in the defined term "Contracts" in Section 1.1(a)(iii) of the Agreement and shall be added to the listing on Schedule 1.1(a)(iii) to the Agreement.

     b.   Items (a), (i) and (r) of Section 2.2 and Items (e), (f) and (h) of
          Section 2.3 shall be deemed deleted and shall not be deliveries to be made at Closing pursuant to Section 2.2 and 2.3 of the Agreement nor shall the delivery thereof be a condition to Closing pursuant to
          Section 7.3(b).

     c. The License Agreement and the Services Agreement shall be added to the listing on Schedules 3.5 and 3.6 of the Agreement and the Licenses Agreement shall be added to the listing on Schedule 3.8 of the Agreement.

     d. Buyer shall be deemed to have granted its consent to Seller to enter into the JTW Agreements to the extent required by Section 5.1 of the Agreement.

     e. The additions to the Schedules to the Agreement set forth above shall not be deemed an update of the Schedules pursuant to Section 5.9 of the Agreement nor shall the sale of the Bridal Division or the execution of any documents in connection with the consummation thereof be considered a material adverse change in the Business for purposes of Section 7.3(c).

5. Update of Schedules. The date "January 16, 1997" is hereby substituted for the date "July 16, 1996" in Section 5.9 of the Agreement. Nothing contained in this Amendment shall constitute an amendment of the Schedules as contemplated in Section 5.9 of the Agreement.

6. Outside Closing Date. The date "January 31, 1997" is hereby substituted for the date "July 31, 1996" in clause (b) of Section 8.1 of the Agreement.

7. Survival. The date "March 31, 1997" is hereby substituted for the date "December 31, 1996" in Section 9.1 of the Agreement.

8. Update of Schedule 1.1(a)(iv). Schedule 1.1(a)(iv) is hereby amended by adding to Schedule 1.1(a)(iv) the trademarks described in Exhibit "B" hereto.

9. No Prior Amendments. The Agreement (including the documents and instruments referred to therein) and this Amendment constitute the entire agreement of the parties hereto as to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, relating thereto among the parties hereto. Except as expressly amended herein, the Agreement shall remain in full force and effect.

10. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf by its duly authorized officer, all as of November 21, 1996, and this Amendment shall be effective as of such date.

                                       CJC HOLDINGS, INC.



                                       By: /s/ Jeffrey H. Brennen
                                          ---------------------------
                                       Name: Jeffrey H. Brennen
                                       Title: President

                                       CJC NORTH AMERICA, INC.



                                       By: /s/ Jeffrey H. Brennan
                                           ------------------------------
                                       Name:    Jeffrey H. Brennan
                                              ---------------------------
                                       Title:   Vice President
                                              ---------------------------



                                       SCHOLASTIC BRANDS, INC.



                                       By: /s/ David B. Pittaway
                                           ------------------------------
                                       Name:    David B. Pittaway
                                              ---------------------------
                                       Title:   President
                                              ---------------------------